Exhibit 99.1

News Release

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Phillip Martens and Ruth Springham Appointed to Trinseo Board of Directors

Berwyn, PA — August 31, 2016 —  Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber, today announced that Phillip R. Martens and Ruth Springham will join the company’s Board of Directors, effective September 1, 2016.

Phil Martens is the former CEO of Novelis, an $11 billion aluminum producer based in the U.S. In 2013, Martens received the CEO of the Year award at the Platt Global Metals Awards.  Prior to joining Novelis, Martens held various senior executive roles at ArvinMeritor and Ford Motor Company. Mr. Martens serves as Chairman of the Board of Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies, where he has been director since November 2013.  Additionally, he has been a director at Plexus Corporation (NASDAQ: PLXS) since November 2010.  Mr. Martens holds an MBA from the University of Michigan and a Bachelor of Science degree in mechanical engineering from Virginia Polytechnic Institute.

Ruth Springham is a Director at Bain Capital Luxembourg, with responsibilities related to corporate governance and mergers and acquisitions. Prior to joining Bain Capital in 2004, she held management roles at Thomson Reuters and Eurostat. Ms. Springham holds a Master of Arts degree from the University of Glasgow. She is on the board of several Luxembourg-based fund complexes and holding companies.

“We are extremely pleased to welcome directors of Phil and Ruth’s caliber to the Trinseo Board of Directors,” said Chris Pappas, president and CEO of Trinseo. “Phil has extensive senior executive experience at manufacturing companies with worldwide operations as well as significant public board experience. Ruth’s directorship experiences will provide Trinseo with ongoing corporate governance expertise.  Phil and Ruth will be valuable additions to our continued development as an independent publicly traded company.”

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Note on Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Shareholder and the repurchase by the Company and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus.  As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.